SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 12, 2006

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Cate Street, Fourth Floor, Portsmouth, New Hampshire 03801

(Address of principal executive offices, including zip code)

(603) 431-1780

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On June 12, 2006, Microgy, Inc. (“Microgy”), a wholly-owned subsidiary of Environmental Power Corporation (“EPG”), and EPG (collectively, the “Company”), entered into a Release and Severance Agreement (the “Severance Agreement”) with Randall L. Hull, the former President of Microgy, regarding the terms and conditions of the severance arrangement required on account of the Company’s termination of his employment as of March 14, 2006 (the “Termination Date”). The Severance Agreement, which is effective as of May 19, 2006, provides for the following principal terms:

•	Severance payments in the aggregate amount of $100,000, of which an advance of $33,205.16 has been paid by the Company to Mr. Hull as of the date hereof as further consideration for his non-competition obligations and consulting and transition services provided by Mr. Hull after the Termination Date, with the balance payable in a lump sum on the first business day following the six (6) month anniversary of the Termination Date;

•	In exchange for the payments due to Mr. Hull pursuant to the Severance Agreement, Mr. Hull has released the Company from any and all claims that he may have had in connection with his employment with the Company and the termination thereof; and

•	All payments paid or due to be paid to Mr. Hull pursuant to the Severance Agreement are contingent upon Mr. Hull’s observance and performance of his obligations pursuant to the Severance Agreement and that certain Employee Proprietary Information and Inventions Agreement executed by Mr. Hull in connection with the commencement of his employment with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ John F. O’Neill
John F. O’Neill
Chief Financial Officer

Dated: June 15, 2006

3